Exhibit (j)





                         CONSENT OF INDEPENDENT AUDITORS






The Board of Trustees and Shareholders
Monarch Funds:

We consent to the use of our reports dated October 8, 1999 for Treasury Cash Fund, Government Cash Fund, and Cash Fund, series of Monarch Funds and for Treasury Cash Portfolio, Government Cash Portfolio, and Cash Portfolio, series of Core Trust (Delaware), incorporated herein by reference into the statement of additional information and to the references to our Firm under the headings, "Financial Highlights" in the prospectuses and "Independent Auditors" in the statement of additional information.


                                        /s/ KPMG LLP


Boston, Massachusetts
DECEMBER 28, 1999














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